UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2020

MAJESCO

(Exact Name of Registrant as Specified in its Charter)

California	001-37466	77-0309142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412 Mount Kemble Ave, Suite 110C, Morristown, NJ 07960

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (973) 461-5200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.002 par value	MJCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On January 30, 2020, Majesco, a California corporation (the “Company”), Majesco Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and InsPro Technologies Corporation, a Delaware corporation (“InsPro”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, at the closing (the “Closing”) of the Merger (the “Effective Time”), Merger Sub will merge with and into InsPro (the “Merger”), with InsPro surviving the Merger as a wholly-owned subsidiary of the Company.

Merger Consideration

The Merger Consideration to be paid by the Company on the Closing Date, subject to certain adjustments as set forth in the Merger Agreement (including for cash and certain debt of InsPro), is $12 million in cash.

Effect on InsPro’s Shares

At the Effective Time, and subject to the terms and conditions of the Merger Agreement, the outstanding shares of InsPro’s preferred and common stock, other than shares with respect to which appraisal rights are properly exercised and not withdrawn under Delaware law, will automatically be converted into the right to receive allocations of the Merger Consideration pursuant to the Merger Agreement. Additionally, each InsPro option or warrant outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, will be cancelled without the receipt of any consideration.

Representations and Warranties, Covenants

Each of the Company and InsPro has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of InsPro and its subsidiaries prior to the Effective Time. The parties have also agreed to use commercially reasonable efforts to consummate the Merger.

No Solicitation

InsPro has agreed not to solicit or enter into an agreement regarding an Acquisition Proposal, and, subject to certain exceptions, is not permitted to enter into discussions or negotiations concerning, or provide non-public information to a third party in connection with, any Acquisition Proposal. However, InsPro may, prior to obtaining the requisite approval from its stockholders, engage in discussions or negotiations and provide non-public information to a third party which has made an unsolicited bona fide written Acquisition Proposal if InsPro’s board of directors determines in good faith, after consultation with InsPro’s outside legal counsel and financial advisor, that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and that the failure to do so would be reasonably likely to be inconsistent with the director’s duties set forth under Delaware law.

Closing Conditions

Consummation of the Merger is subject to certain conditions, including, without limitation, adoption of the Merger Agreement by the requisite vote of InsPro’s stockholders, the accuracy of the representations and warranties (subject to customary materiality qualifiers), the absence of any Material Adverse Effect with respect to InsPro, InsPro’s compliance with its covenants and agreements contained in the Merger Agreement (subject to customary materiality qualifiers) and the InsPro’s Fairness Advisor shall not have withdrawn, revoked or modified their fairness opinion, among others.

Termination

The Merger Agreement may be terminated at any time prior to the Closing upon the occurrence or non-occurrence of certain events, including the following:

●	by mutual written consent of the Company and InsPro;

●	by the Company or InsPro if the Closing does not occur by April 30, 2020;

●	by the Company or InsPro if the other party breaches any of its representations, warranties or covenants in the Merger Agreement (or, in the case of the Company, any breach by a party to any Voting Agreement by a party thereto) and that breach is not curable or not cured within 20 business days of receiving notice of such breach;

●	by the Company or InsPro if a court of competent jurisdiction or other governmental authority shall have issued a final, non-appealable order, decree or ruling or taken any other action, or there shall exist any law, in each case preventing or otherwise prohibiting the Closing or that otherwise has the effect of making the Closing or the transactions contemplated thereby illegal;

●	by InsPro if at any time prior to the receipt of the Requisite Stockholder Approval (i) InsPro shall have received a Superior Proposal, (ii) InsPro’s board of directors shall have determined to terminate the Merger Agreement or effected or resolved to effect a change in its recommendation in accordance with the terms of the Merger Agreement (an “InsPro Board Recommendation Change”), (iii) InsPro enters into, concurrently with the termination of the Merger Agreement, a definitive written agreement providing for the consummation of a Superior Proposal and (iv) InsPro pays the Company the Termination Fee; and

●	by the Company in the event that (i) there is an InsPro Board Recommendation Change, (ii) a tender or exchange offer that if consummated would result in any person or group beneficially owning more than 15% of the outstanding voting securities of InsPro is commenced by a person who is not an Affiliate or representative of the Company and InsPro does not publicly announce, within 10 business days after the commencement of such tender or exchange offer, that InsPro recommends rejection of such tender or exchange offer, (iii) there is an InsPro Board Recommendation Change for the consummation of a Superior Proposal, (iv) InsPro’s board of directors or any committee thereof fails to reaffirm InsPro’s board of directors’ recommendation within 10 business days after the receipt of a written request to do so from the Company following an Acquisition Proposal that has been publicly announced or that has become publicly known or (v) InsPro commits a material breach of its obligations with respect not soliciting or negotiating an Acquisition Proposal, which breach, if capable of being cured, has not been cured within 5 days after the Company has given written notice to InsPro of such breach.

If InsPro terminates the Merger Agreement in connection with a Superior Proposal or the Company terminates the Merger Agreement in connection with an InsPro Board Recommendation Change, InsPro shall pay to the Company a Termination Fee equal to $720,000 in cash.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K (this “Report”) and incorporated herein by reference. The representations, warranties and covenants of the parties contained in the Merger Agreement have been made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement, (ii) have been qualified by confidential disclosures made by InsPro to the Company in connection with the Merger Agreement, (iii) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this Report only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the parties or their respective businesses. Investors should not rely on the representations, warranties or covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, you should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about the Company and InsPro that is or will be included in reports, statements and other filings that the Company will file with the Securities and Exchange Commission (the “SEC”) in connection with the Merger.

Voting Agreement

Pursuant to the Merger Agreement, The Co-Investment Fund II, L.P. and Independence Blue Cross, LLC each entered into a voting agreement (the “Voting Agreement”) with the Company and Merger Sub. Pursuant to the Voting Agreement, The Co-Investment Fund II, L.P. and Independence Blue Cross, LLC agreed to vote their shares of InsPro’s (i) Common Stock, (ii) Series A Preferred Stock, (iii) Series B Preferred Stock and (iv) Series C Preferred Stock, in each case, in favor of, among other things, the adoption of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement and against (i) any competing proposal or competing transaction, (ii) the adoption of any competing transaction agreement and (iii) any other action that would in any manner (A) prevent, impede, frustrate or nullify any provision of the Merger Agreement, (B) change the voting rights of any class of InsPro’s capital stock or (C) otherwise interfere with or delay the transactions contemplated by the Merger Agreement. Following the conversion by The Co-Investment Fund II, L.P. on January 30, 2020 of 900,000 shares of its Series A Preferred Stock into 18,000,000 shares of Common Stock, The Co-Investment Fund II, L.P. and Independence Blue Cross, LLC collectively hold approximately 51.4% of the outstanding Common Stock, 94.5% of the outstanding Series A Preferred Stock, 81.5% of the Series B Preferred Stock and 80% of the Series C Preferred Stock of InsPro. However, in the event of an InsPro Board Recommendation Change, The Co-Investment Fund II, L.P. and Independence Blue Cross, LLC are only required to vote shares representing not less than 33% of InsPro’s outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock, as applicable, and, in each case, in favor of the adoption of the Merger Agreement. In addition, The Co-Investment Fund II, L.P. and Independence Blue Cross, LLC have agreed not to (i) subject to certain exceptions, transfer their shares of InsPro’s Common Stock and/or preferred stock, as applicable, and (ii) solicit alternative transactions or enter into discussions concerning, or provide confidential information in connection with, any alternative transaction. The Voting Agreements will terminate upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms.

The foregoing description of each Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the form of the Voting Agreement which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

On January 30, 2020, the Company issued a press release announcing the execution of the Merger Agreement. The Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished in this section of this Item 8.01 of this Report and Exhibit 99.1 attached hereto shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this Report about future events, expectations, plans or prospects for the Company, or about the Company’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of Section 21E of the Exchange Act. All statements other than statements of historical fact, including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions, are forward-looking statements. Such statements include, but are not limited to, statements regarding the planned Merger and the anticipated timing thereof. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: (1) the conditions to the completion of the Merger, including the required approvals by InsPro’s stockholders, may not be satisfied on the terms expected or on the anticipated schedule; (2) the parties’ ability to meet expectations regarding the timing and completion of the Merger; (3) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (4) the effect of the announcement or pendency of the Merger on our business relationships, operating results, and business generally; (5) risks that the proposed Merger disrupts the Company’s current plans and operations; (6) risks related to diverting management’s attention from the Company’s ongoing business operations; (7) the outcome of any legal proceedings that may be instituted against the Company related to the Merger or the Merger Agreement; (8) the amount of the costs, fees, expenses and other charges related to the Merger; and (9) other factors discussed from time to time in our documents that we furnish or file with the SEC, including the factors discussed in Item 1A of the Company’s Annual Report on Form 10-K for the year ended March 31, 2019, which was filed with the SEC on April 1, 2019, as amended by the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which was filed with the SEC on November 13, 2019 and subsequent SEC filings, which are available at www.sec.gov. The Company assumes no obligation to update the information in this Report, except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements.

Additional Information and Where to Find It

In connection with the Merger, InsPro plans to file with the SEC and mail to its stockholders a definitive proxy statement on Schedule 14A and other relevant materials. The proxy statement will contain important information about the InsPro, the Company and the Merger Sub and certain of their affiliates, the proposed Merger and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. InsPro’s investors and security holders will be able to obtain free copies of the proxy statement and other relevant materials filed with the SEC InsPro through the website maintained by the SEC at www.sec.gov or by directing a written request to InsPro at 1510 Chester Pike, Suite 400, Eddystone, Pennsylvania 19022, Attention: Assistant Secretary, or by telephone at (484) 654-220.

Participants in the Solicitation

InsPro, Majesco and their respective directors and executive officers may be deemed to be “participants” in the solicitation of proxies from InsPro’s stockholders in connection with the Merger. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests, by security holdings or otherwise, in the Merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of the InsPro’s stockholders in connection with the Merger by reading the preliminary and definitive proxy statements when filed by InsPro with the SEC and other relevant materials to be filed by InsPro with the SEC in connection with the Merger when they become available. Information about InsPro’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on April 1, 2019 and in subsequent documents filed with the SEC. Information about the Company’s directors and officers is set forth in its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on July 26, 2019 and in subsequent documents filed with the SEC. These documents will be available free of charge once available at the SEC’s website at www.sec.gov or by directing a request to InsPro as provided above or to Majesco at 412 Mount Kemble Ave, Suite 110C, Morristown, NJ 07960, Attention: Corporate Secretary, Lori Stanley, General Counsel or by telephone at (973) 461-5200.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of January 30, 2020, by and among Majesco, Majesco Merger Sub, Inc. and InsPro Technologies Corporation

10.1	Form of Voting Agreement

99.2	Press Release dated January 30, 2020

*	Schedules and other similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K, which include the Disclosure Schedule (as defined in the Merger Agreement). The signatory hereby undertakes to furnish supplemental copies of any of the omitted schedules and attachments upon request by the SEC.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Majesco

By:	/s/ Adam Elster
Adam Elster, Chief Executive Officer

Date: February 3, 2020